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                                                                    EXHIBIT 2.1

                          SENIOR SECURED DISCOUNT NOTES
                               PURCHASE AGREEMENT

               THIS SENIOR SECURED DISCOUNT NOTES PURCHASE AGREEMENT (the "Agreement"), is entered into this 23rd day of June, 2000, between CHESAPEAKE ENERGY MARKETING, INC. ("CEMI") and APPALOOSA INVESTMENT LIMITED PARTNERSHIP I, PALOMINO FUND LTD. and TERSK LLC (each a "Noteholder" and collectively the "Noteholders").

                                   RECITALS:

         A. Each Noteholder owns the 14 1/8% Series B Senior Secured Discount Notes Due 2006 issued by Gothic Energy Corporation, an Oklahoma corporation ("Gothic"), in the amounts set forth next to such Noteholder's name in Schedule "1" attached hereto as a part hereof (the "Notes") which Notes were issued and are held pursuant to that certain Indenture dated as of April 21, 1998 between The Bank of New York as Trustee (the "Trustee") and Gothic as Issuer (the "Indenture") and are secured by the Pledged Collateral described in that certain Pledge Agreement dated as of April 21, 1998 between Gothic as Pledgor and the Trustee as Collateral Agent (the "Pledge Agreement" and collectively with the Notes and the Indenture, the "Note Documents").

         B. CEMI desires to acquire and each Noteholder severally desires to sell the Notes owned by such Noteholder for a purchase price consisting of cash and Chesapeake Energy Corporation common stock, par value of $0.01 per share (the "CEC Common Stock") in such manner and on the terms and conditions set forth herein.

               NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement and for the purpose of prescribing the terms and conditions for the purchase and sale of the Notes, the parties hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and the Registration Rights Agreement (as hereinafter defined), each Noteholder hereby agrees to sell its Notes and such Noteholder's beneficial interest in the Note Documents to CEMI and CEMI hereby agrees to purchase each Noteholder's Notes and such Noteholder's beneficial interest in the Note Documents and pay the Purchase Price (as hereinafter defined) to the respective Noteholders.

2. Purchase Price. Upon satisfaction or waiver of the conditions precedent set forth in paragraphs 8 and 9 hereof in accordance with the terms thereof, and in consideration for the sale of the Notes to CEMI, CEMI will pay to each Noteholder cash via wire transfer of immediately available funds in the amount set forth for such Noteholder in Schedule "2" attached hereto as a part hereof and will transfer to such Noteholder the number of shares of CEC Common Stock set forth for such Noteholder in Schedule "2" (the "Purchase Price") on the Closing Date (as hereinafter defined).

3. Closing. Subject to the terms and provisions hereof, the closing of the transactions provided for herein (the "Closing") shall occur at 10:00 a.m. E.D.T. at the offices of Andrews & Kurth, L.L.P., 805 Third Avenue, New York City, New York on June 27, 2000 (the "Closing Date") unless another


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date, time or place is agreed to in writing by the parties hereto. The obligations of each Noteholder to deliver its Notes to CEMI at the Closing shall be subject to simultaneous delivery of the cash and CEC Common Stock constituting the Purchase Price payable to each Noteholder.

4. Representations and Warranties of Noteholder. Each Noteholder, severally as to itself only, represents and warrants to CEMI as follows:

         4.1 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by such Noteholder will result in the creation of any material lien, charge or encumbrance upon such Noteholder's Notes or such Noteholder's interest in the Note Documents.

         4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by each Noteholder has been duly and validly authorized by all requisite action including any partnership action by Appaloosa Management L.P. The execution, delivery and performance by the Noteholder of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite action on the part of the Noteholder. This Agreement has been, and the other agreements and instruments contemplated hereby when executed and delivered will be, duly executed and delivered by the Noteholder as required and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of the Noteholder enforceable against the Noteholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

         4.3 Broker's or Finder's Fees. The Noteholder has not incurred any liability, contingent or otherwise, for brokers' or finders' fees with respect to this Agreement or the transactions contemplated hereby.

         4.4 Claims or Litigation. Other than as described in the Restructure Agreement (as hereinafter defined), there is no material suit, action or other proceeding pending before any court or governmental agency and, to the knowledge of the Noteholder, there is no material claim, dispute, suit, action or other proceeding threatened involving the Notes or the Noteholder's interest in the Note Documents.

         4.5 Investment Intent. On the Closing Date, the Noteholder is acquiring the CEC Common Stock for investment purposes only and not with a view to or in connection with a distribution within the meaning of the Securities Act of 1933, as amended (the "33 Act"), except as provided in the Registration Rights Agreement. The Noteholder understands and agrees that the certificates representing the CEC Common Stock will have a legend imprinted thereon to the following effect:




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                  "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT REGISTRATION UNDER SAID SECURITIES ACT IS NOT REQUIRED."

         4.6 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting the Noteholder's Notes or the Noteholder's interest in the Note Documents.

         4.7 Note Documents. The Noteholder: (a) has good title to the Noteholder's Notes free and clear of all liens, claims and encumbrances and the Noteholder will defend title thereto against all claims of any and all persons whomsoever; (b) has full right and authority to transfer and convey the Noteholder's Notes and the related interest in the Note Documents and to execute this Agreement; (c) has not previously sold, assigned, transferred, mortgaged or pledged the Noteholder's Notes or the related interest in the Note Documents or the proceeds now or hereafter due under the Noteholder's Notes; and (d) has not waived, released, discounted, setoff or otherwise discharged or compromised the payments to accrue under the Noteholder's Notes. The unpaid principal balance of the Noteholder's Notes as of the Closing Date is as set forth in Schedule "1" attached hereto.

         4.8 Consents. No consents to the transactions contemplated by this Agreement are required to be obtained by such Noteholder by contract or otherwise including, without limitation, consents by Gothic or the Trustee.

5. Representations and Warranties of CEMI. CEMI represents and warrants to the Noteholder as follows:

         5.1 Organization, Good Standing, Etc. Chesapeake Energy Corporation ("CEC") and CEMI are corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma. CEMI has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. CEMI is a wholly owned subsidiary of CEC. Neither CEC nor CEMI is in default under or in violation of any provision of their respective certificate of incorporation or bylaws.

         5.2 Capital Stock of CEC. The authorized capital stock of CEC consists of 250,000,000 shares of CEC Common Stock and 10,000,000 shares of preferred stock of which 122,721,082 shares of CEC Common Stock and 2,492,037 shares of preferred stock were issued and outstanding as of June 16, 2000. Each share of CEC Common Stock to be issued pursuant to this Agreement will be subject to the Registration Rights Agreement.


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         5.3      SEC Documents. CEC has delivered or made available to the
                  Noteholder each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since December 31, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "CEC Reports"). The CEC Reports, which, except as otherwise disclosed, were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by CEC under the 33 Act, the Securities Exchange Act of 1934, as amended (the "34 Act") and the rules and regulations promulgated thereunder. As of their respective dates, the CEC Reports (a) complied as to form in all material respects with the applicable requirements of the 33 Act and the 34 Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Each of the balance sheets of CEC included in or incorporated by reference into the CEC Reports (including the related notes and schedules) fairly presents the financial position of CEC as of its date and each of the statements of income, retained earnings and cash flows of CEC included in or incorporated by reference into the CEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of CEC for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

         5.4 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement will violate any law, statute, rule or regulation of any governmental authority, or will on the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency, authority to which CEC or CEMI is subject or of any agreement or instrument to which CEC or CEMI is a party.

         5.5 Authorization of Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of CEMI and CEC. This Agreement has been, and the other agreements contemplated hereby when executed and delivered will be, duly executed and delivered by CEMI or CEC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of each of them that is a party hereto or thereto, as the case may be, enforceable against each of them in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.


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         5.6      Broker's or Finder's Fees. Neither CEMI nor CEC has incurred any liability, contingent or otherwise, for brokers' or finders' fees with respect to this Agreement or the transactions contemplated hereby.

         5.7 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of CEMI threatened against or affecting CEC or CEMI that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by either CEC or CEMI in connection with the transactions contemplated hereby.

         5.8 Vote Required. No vote of the holders of any class or series of CEC capital stock or other voting securities is necessary to approve this Agreement or the transactions contemplated hereby.

         5.9 Shares. The CEC Common Stock to be issued to each Noteholder has been duly authorized for issuance to this Agreement and, when issued and delivered by CEMI in accordance with this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the CEC Common Stock under this Agreement is no subject to any preemptive rights.

         5.10 Consents. No consents to the transactions contemplated by this Agreement are required to be obtained by CEMI or CEC by contract or otherwise.

6. Information. CEMI and each Noteholder acknowledge and agree that it has been advised that the other party has or may have confidential information (including information received on a privileged basis from Gothic, GPC (as hereinafter defined) or their respective attorneys or financial advisors concerning Gothic or GPC and/or their respective business, properties, condition (financial or otherwise), results of operations, plans or prospects, that is non-public and that may be considered material, including, without limitation, information relating to various alternatives, financial or otherwise, with respect to Gothic, GPC or the Notes (including, but not limited to, a recapitalization or other restructuring of Gothic, GPC or their respective businesses, actions under applicable bankruptcy, liquidation, insolvency or moratorium laws, or otherwise) (collectively, "Confidential Information"). Recognizing the foregoing, neither CEMI nor any Noteholder desires that the other party or parties disclose any Confidential Information, notwithstanding that such Confidential Information may be material to CEMI's decision to purchase the Notes or the Noteholders' decision to sell the Notes and each party hereto specifically requests that each other party hereto not disclose any Confidential Information to any other party hereto or CEC. Each party to this Agreement, for itself and on behalf of its successors and assigns (and in the case of CEMI, for and on behalf of its affiliates including, without limitation, CEC) hereby acknowledges and agrees that: (i) CEMI and its affiliates initiated and still desires to consummate the purchase of the Notes from each Noteholder at the Purchase Price; (ii) each Noteholder still desires to consummate the sale of the Notes to CEMI at the Purchase Price; (iii) no party has made nor makes any representation or warranty (express, implied or otherwise) with respect to Gothic, GPC or their respective businesses, properties, condition (financial or otherwise), results of operations, plans or prospects or with respect to the Notes, other than with respect to the Noteholders ownership of the Notes and the authority of the Noteholders to transfer the Notes to CEMI; (iv)a each party voluntarily assumes all risks associated



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with the purchase and sale of the Notes and is not relying on any disclosure or non-disclosure made or not made by any other party or CEC in connection therewith; and (v) such party has no claims, and if any such claim may exist, hereby irrevocably waives and releases, and covenants and agrees not to assert, any claim against any other party, CEC or any of their respective directors, officers, partners, stockholders or affiliates in connection with or arising out of the purchase and sale of the Notes pursuant hereto or any failure by any party or CEC to disclose any Confidential Information, whether such claim arises under federal or state securities laws or otherwise.

7. Covenants. Each Noteholder, severally as to itself only, and CEMI covenant and agree as follows:

         7.1 Absolute Conveyance. Each Noteholder hereby acknowledges and agrees that: (a) the conveyance of the Notes and the related interests in the Note Documents to CEMI pursuant to the terms of this Agreement is an absolute conveyance of all of such Noteholder's right, title and interest in and to the Notes and the Note Documents, in fact as well as in form, and neither this Agreement nor any other conveyance document is intended to be a mortgage, trust conveyance, deed of trust or security instrument of any kind; (b) the consideration for such conveyance is exactly as recited in this Agreement; and (c) after the Closing Date and Closing of the transactions contemplated in this Agreement, such Noteholder will have no further interest (including rights of redemption) or claims in, to or against the Notes or the Note Documents or to the proceeds or profits that might be derived therefrom.

         7.2 Other Documents. Each Noteholder agrees to execute and deliver to CEMI and to use commercially reasonable efforts to cause the Trustee and Gothic to execute and deliver to CEMI any and all additional assignment documents reasonably requested by CEMI to fully effect the intent of this Agreement.

         7.3 Adverse Actions. Each Noteholder covenants and agrees with CEMI that from the date of this Agreement until the Closing Date, such Noteholder will not enter into any contract, agreement, commitment or arrangement with respect to or involving the Notes or the Note Documents or take, participate in or consent to any action which might adversely affect the validity, enforceability or value of the Notes or the Note Documents. Each Noteholder and CEMI acknowledge that certain Agreement In Respect of Restructuring of Gothic Energy Corporation 14 1/8% Series B Senior Secured Discount Notes among Gothic, such Noteholder and others dated on or about June 5, 2000 (the "Restructure Agreement") and each Noteholder hereby (a) represents that such Noteholder has fully complied with the terms of the Restructure Agreement through the date hereof and (b) agrees to fully comply with the terms of the Restructure Agreement through the Closing Date. CEMI hereby agrees that it is purchasing the Notes subject to the Restructure Agreement and agrees to fully comply with and be bound by the terms of the Restructure Agreement from and after the Closing Date.

         7.4 Senior Secured Notes. In addition to the Notes, each Noteholder is the holder of certain 11 1/8% Senior Secured Notes issued by Gothic Production Corporation


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                  ("GPC"), a wholly owned subsidiary of Gothic (the "GPC Notes")
                  and such Noteholder hereby agrees that with respect to any GPC Notes now owned or hereafter acquired by such Noteholder or any affiliate of such Noteholder: (a) such Noteholder will consent to and will not take any action adverse to the terms and conditions of the Restructure Agreement; and (b) such Noteholder will not accelerate any GPC Notes upon the filing of bankruptcy by Gothic.

         7.5 Other Noteholders. On or before July 31, 2000, CEMI agrees to offer to purchase the 14 1/8% Series B Senior Secured Discount Notes Due 2006 owned by John Hancock Funds and Ingalls & Snyder, L.L.C. on substantially the same terms and conditions as set forth in this Agreement.

         7.6 Listing Application. CEMI will use its best efforts to cause CEC to make all necessary and appropriate applications to cause the CEC Common Stock to be registered pursuant to the Registration Rights Agreement to be listed on the New York Stock Exchange.

8. Conditions to Obligations of CEMI. The obligations of CEMI to effect the transactions contemplated by this Agreement will be subject to the following conditions:

         8.1 Representations and Warranties. Except to the extent waived in writing by CEMI: (a) the representations and warranties of the Noteholders herein contained shall be substantially true at the Closing with the same effect as though made at such time (except if a representation and warranty speaks as of a different date, in which case it shall be substantially true as of such date); and (b) the Noteholders shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with at or prior to the Closing.

         8.2 Other Agreements. As of the Closing Date the Noteholders shall have executed and delivered to CEC a Registration Rights Agreement in the form attached hereto as Schedule "8.2" (the "Registration Rights Agreement").

9. Conditions to Obligations of Noteholder. The obligations of the Noteholders to effect the transactions contemplated by this Agreement shall be subject to the following conditions:

         9.1 Representations and Warranties. Except to the extent waived in writing by the Noteholders hereunder: (a) the representations and warranties of CEMI herein contained and the representations and warranties of CEC in the Registration Rights Agreement shall be substantially true at the Closing with the same effect as though made at such time (except if a representation and warranty speaks as of a different date, in which case it shall be substantially true as of such date); and (b) CEMI shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.


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         9.2      Registration Rights Agreement. CEC shall have executed and delivered to the Noteholders the Registration Rights
                  Agreement.

10. Purchase Price Adjustments. CEMI and each Noteholder hereby agree that on the date ten (10) days after the expiration of the Averaging Period as defined in paragraph 10.1 (the "Settlement Date"), the Purchase Price will be adjusted based on the following terms and conditions:

         10.1 Share Adjustment. Notwithstanding the number of shares of CEC Common Stock set forth in Schedule "2" as part of the Purchase Price payable to a Noteholder (the "Original Shares"), the number of shares of CEC Common Stock to be received by each Noteholder will be the number of shares of CEC Common Stock determined by dividing the dollar value of the CEC Common Stock portion of the Purchase Price set forth in Schedule "2" attached hereto for each Noteholder (the "Share Amount") by the Average Price (the "Purchase Price Shares"). The "Average Price" will be determined by adding the closing price of the CEC Common Stock as quoted on the New York Stock Exchange as of the close of business on each trading day during the thirty
                  (30) calendar days following the date the registration of the Original Shares is effective (the "Averaging Period") and dividing the sum by the number of trading days during the Averaging Period. The number of Purchase Price Shares will be rounded up or down to the nearest whole number and no fractional shares will be issued. Each Noteholder and CEMI acknowledge and agree that: (a) if the number of Purchase Price Shares exceeds the number of Original Shares, CEMI will cause the difference to be paid to the Noteholder in either cash or additional shares of CEC Common Stock covered by the Registration Statement (as hereinafter defined) at the sole option of CEMI; and (b) if the number of Original Shares exceeds the number of Purchase Price Shares, the Noteholder will pay the difference to CEMI in either cash or Original Shares at the sole option of the Noteholder.

         10.2 Registration and Interest. CEMI will use its best efforts to cause CEC to file a registration statement under the 33 Act covering the resale of the Original Shares and additional shares of CEC Common Stock to cover adjustments under paragraph 10.1 hereof (the "Registration Statement") within forty-five (45) days after the Closing Date and will use its best efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission within one hundred five (105) days after the Closing Date (the "Initial Period"). From the Closing Date through the earlier of the date the Registration Statement is declared effective or the end of the Initial Period the Share Amount will bear interest for the actual number of days elapsed at the per annum rate of fourteen and one-eighth percent (14 1/8%). If the Registration Statement has not been declared effective at or prior to the end of the Initial Period, the Share Amount will bear interest from the end of the Initial Period until the earlier of the date the Registration Statement is declared effective or the end of one hundred eighty (180) days after the Closing Date (the "Secondary Period") for the actual number of days elapsed at the per annum rate of eighteen percent (18%). If the Registration Statement has not been declared effective at or prior to the end of the Secondary Period, the Share Amount will bear interest from the end of the Secondary Period until the date the Registration Statement is declared effective for


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                  the actual number of days elapsed at the per annum rate of twenty percent (20%). Interest on the Share Amount will be compounded daily. The interest on the Share Amount will be treated as an adjustment to the Purchase Price, will be due and payable in full to each Noteholder on the Settlement Date and may be paid, at CEMI's election, in cash or additional shares of CEC Common Stock covered by the Registration Statement.

         10.3 Put Right. Notwithstanding anything to the contrary set forth in paragraph 10.2 of this Agreement, in the event the Registration Statement has not been declared effective on or before the first anniversary of the Closing Date, each Noteholder will have the right to put the Original Shares to CEMI at a put price equal to the Share Amount plus all accrued unpaid interest thereon pursuant to paragraph 10.2 to the date the put is satisfied (the "Put Price"). The put right of each Noteholder will be exercised by written notice from such Noteholder to CEMI within thirty (30) days after the first anniversary of the Closing Date and the put will be consummated within seven (7) days after receipt of such notice of exercise by the exercising Noteholder delivering to CEMI the Original Shares duly assigned and CEMI paying the Put Price to such Noteholder by wire transfer of immediately available funds.

11. General Provisions. CEMI and each Noteholder further agree as follows:

         11.1 Amendments. Subject to applicable law, this Agreement may be amended only by a written instrument executed by each of the parties hereto at any time prior to the Closing.

         11.2 Survival of Covenants, Representations and Warranties. The respective representations and warranties of CEMI and each Noteholder contained in this Agreement shall be deemed made as of the Closing and all covenants and undertakings required to be performed will survive the Closing.

         11.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.

         11.4 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed to the parties as set forth in their respective signature blocks to this Agreement.

         11.5 Fees and Expenses. All fees and expenses, including attorneys' fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the respective party who has incurred such fee or expense, provided, however, CEMI and/or CEC (to the extent provided in the Registration Rights Agreement) will bear all expenses incurred in connection with the transfer of the Notes and the registration of the Purchase Price Shares.


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         11.6     Headings. The descriptive headings of the sections and
                  paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

         11.8 Entire Agreement. This Agreement and the other agreements contemplated hereby constitute the entire agreement among CEMI and the Noteholders with respect to the subject matter hereof. Unless this Agreement is specifically amended in writing, it supersedes all other agreements and understandings among the parties with respect to the subject matter hereof and thereof.

         11.9 Publicity. Each Noteholder and CEMI shall, subject to their respective legal obligations (including requirements of the New York Stock Exchange and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby.

         11.10 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any rights of subrogation or action over or against any party to this Agreement.

         11.11 Specific Performance. The Noteholders and CEMI each acknowledge that neither such Noteholder nor CEMI would have an adequate remedy at law for money damages in the event this Agreement was not performed in accordance with its terms, and therefore, agree that such Noteholder and CEMI each shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         11.12 Partial Illegality or Unenforceability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

               IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                          CHESAPEAKE ENERGY MARKETING, INC.,
                                          an Oklahoma corporation


                                          By  /s/ Aubrey K. McClendon
                                              ---------------------------
                                              Aubrey K. McClendon,
                                              Chief Executive Officer

                                          ("CEMI")

                                          ADDRESS:

                                          6100 North Western Avenue
                                          Oklahoma City, Oklahoma  73118
                                          Attention: Aubrey K. McClendon
                                          Facsimile No. (405) 848-8588


                                          APPALOOSA INVESTMENT LIMITED
                                          PARTNERSHIP I

                                          By: Appaloosa Management L.P.,
                                              Its General Partner

                                            By: Appaloosa Partners Inc.,
                                                Its General Partner


                                              By /s/ Ronald Goldstein
                                                 --------------------------
                                                 Ronald Goldstein,
                                                 Chief Financial Officer


                                          PALOMINO FUND LTD.

                                          By: Appaloosa Management L.P.,
                                              Its General Partner

                                            By: Appaloosa Partners Inc.,
                                                Its General Partner


                                              By /s/ Ronald Goldstein
                                                 --------------------------
                                                 Ronald Goldstein,
                                                 Chief Financial Officer

                                             TERSK LLC

                                             By: Appaloosa Management L.P.,
                                                 Its Managing Member

                                               By: Appaloosa Partners Inc.,
                                                   Its General Partner


                                                  By /s/ Ronald Goldstein
                                                     --------------------------
                                                     Ronald Goldstein,
                                                     Chief Financial Officer

                                             (the "Noteholders")

                                             ADDRESS FOR EACH NOTEHOLDER:

                                             26 Main Street
                                             Chatham, New Jersey 07928
                                             Attention: Ronald Goldstein
                                             Facsimile No. (973) 701-7309

                                  SCHEDULE "1"

NOTEHOLDER                          FACE AMOUNT OF NOTES                6/27/00 ACCRETED VALUE
----------                          --------------------                ----------------------
APPALOOSA                              $20,436,000.00                       $15,887,915.07
INVESTMENT LIMITED
PARTNERSHIP I

PALOMINO FUND LTD.                     $22,876,000.00                       $17,784,886.72

TERSK LLC                              $ 3,393,000.00                       $ 2,637,879.03

                                  SCHEDULE "2"

                      INITIAL ALLOCATION OF PURCHASE PRICE

NOTEHOLDER                             CASH PORTION               ORIGINAL SHARES *               SHARE AMOUNT
----------                            -------------               ----------------               --------------
Appaloosa Investment                  $4,581,805.95               1,940,963 shares               $11,306,109.12
Limited Partnership I

Palomino Fund Ltd.                    $5,128,860.49               2,172,708 shares               $12,656,026.23

Tersk LLC                             $  760,719.69                 322,259 shares               $ 1,877,159.34


* BASED ON $5.825 PER SHARE.